Exhibit 10.2

ORDER FORM

Cube Contact		Mango DAT, LLC Contact

Name:	Conor Shea	Name:	Jacob Cohen
Email: CC:		Email:

This Order Form is made and entered into as of the Effective Date provided herein, by and between Cube Operations LLC (“Cube”), and Mango DAT, LLC as provided herein (“Client”) (Cube and Client, each a “Party” and collectively, the “Parties”).

This Order Form is issued pursuant to and incorporated by reference the terms and conditions of the Master Services Agreement entered into by the parties on December 17, 2025. All capitalized terms used but not denied herein shall have the meanings set forth in the MSA.

1.	Fees.

In full consideration for Cube’s provision of the Services described herein, Client will pay Cube the following fees (“Fees”). Fees will start accruing from the Effective Date of the MSA Agreement (“Fees Commencement Date”). Fees will be due within ten (10) days from the date of the invoice.

Changes to the Services, including the inclusion of new assets or Clients, are subject to changes in Fees. Fees shall be invoiced by Cube, and paid by Client, in US Dollars (“USD”).

FEE TYPE	AUC TIER (graduated basis)	Annual Basis Points
Monthly Management Fees	Greater than or equal to $0 but less than $10m	30
	Greater than or equal to $10m but less than $50m	25
	Greater than or equal to $50m but less than $250m	20
	Greater than $250m	10
One-Time Onboarding Fee	$0.00.
Execution Management	2% of total assets billed on initial deposit; then paid in quarterly installments thereafter based on 30-day average NAV.
Monthly Minimum Fee	$2,500
On-Chain Services	Varies based on service.

Fees shall be calculated separately on a graduated basis for AUC in each AUC Tier according to the applicable Annual Basis Points for that AUC Tier.

Example:

Tier 1 = less than $10m; Annual Basis Points at 30 bps

Tier 2 = $10 - $50m; Annual Basis Points at 25 bps

Client shall pay 30 bps for the first $10m under secure storage, and 25 bps for the next $90m under secure storage.

Client shall pay a Fee which shall be the greater of i) Monthly Secure Storage Fee, or ii) Monthly Minimum Fee.

2.	Account Expenses

The Client is responsible for reimbursing Cube for all reasonable and documented expenses related to the operation of the Account, payable from the Account Assets. These expenses include, but are not limited to:

●	Bank service fees
●	Clearing and settlement fees.
●	Other third-party service provider fees.
●	Interest and withholding or transfer taxes incurred in connection with trading.
●	Costs associated with organizing or structuring any special purpose vehicle.
●	Costs and expenses related to the negotiation of the Agreement and the launch/ongoing management of the Account (e.g., structuring, professional, or legal costs).
●	Any other reasonable and documented fees and expenses related to trading and account management activity, as determined by the Asset Manager in good faith.

3.	Account Assets. The “Account Assets” shall consist, at the discretion of the Client, of (a) Solana (the “Initial Asset”) and (b) any additional assets/ cash proceeds designated as “Account Assets” in accordance with this Section 3, in each case which the Client agrees it has placed or will place into the Account, as well as all proceeds of the Account Assets thereof, proceeds of, income on and additions or accretions to same, including all assets which are or were in the Account, but which are staked from time to time in accordance with the Agreement. The Solana proceeds of the Initial Asset, (y) proceeds the Client receives in connection with additional assets, and (z) additional available assets placed in the Account (collectively, the “Available Assets”) shall be contributed to the Account in accordance with the Agreement. The Client shall notify the Asset Manager (as defined in the Agreement) of its intention to contribute Available Assets to be designated and maintained as Account Assets held in the Account three Business Days (as defined below) in advance of such contribution. Liquidation of Account Assets may be required for any withdrawal by the Client during the term of this Agreement and notice shall be given as soon as possible and, in any event, at least five Business Days in advance. The Client acknowledges that the Account Assets may constitute only a part of the assets of the Client, and that the Asset Manager may act without regard to or consideration of any other assets that may from time to time be held by the Client and shall have no responsibility, duty or liability with respect to any assets that are not Account Assets.

4.	Address for Notices:

To Client(s):	Mango DAT, LLC Citi Towers, Suite 2000, 20th Floor, 252 Ponce de Leon Avenue, San Juan, Puerto Rico, 00918

To Cube:	Cube Operations USA LLC 406 Sangamon St. Chicago, Ill 60642

IN CONSIDERATION AND WITNESS WHEREOF, Cube and Client, by their duly authorized representatives, hereby execute this Agreement as of the Effective Date.

Cube Operations LLC		ON BEHALF OF EACH CLIENT SET FORTH HERETO

By:	/s/ Conor Shea	By:	/s/ Jacob Cohen
Name:	Conor Shea	Name:	Jacob Cohen
Title:	Head of Institutional	Title:	Manager and President
		Company:	Mango DAT, LLC

AFFILIATED BUSINESS DISCLOSURE AND CONFLICT OF INTEREST WAIVER

Cube Operations USA (“Cube Institutional”) is affiliated with Cube Group Inc., (“Cube Group” or “Cube Affiliate”), through common ownership and management. In particular, Cube Group Inc., provides certain administrative, technology, marketing, and other support services for Institutional Accounts on behalf of Cube Institutional. Because Cube Institutional and Cube Affiliates are under common ownership and management, the owners of Cube Group will receive an indirect benefit from any fees you pay to Cube Institutional. In addition, Cube Institutional and Cube Affiliates may each provide services to its own clients that are also participating in any additional optional services supported by both Cube Institutional and Cube Affiliates. Cube Institutional and Cube Affiliates may refer clients to each other, and cooperate with each other, for the performance of these shared services. If Cube Institutional offers additional optional services to clients to participate in a network of services offered by Cube Affiliates, and you choose to participate in such services, you hereby acknowledge and consent to the sharing of Client Data between Cube Institutional and Cube Affiliates in order to provide such services to you. Any sharing of Client Data shall be subject to the Data Processing Addendum agreed between the applicable parties, and all applicable Laws. Your use of services of Cube Institutional may result in benefits from such referral to the other companies by virtue of the companies’ common ownership and management.

ACKNOWLEDGEMENT

I, duly authorized and on behalf of each Client as set forth in the Order Form, have read this disclosure form, and I acknowledge and understand that Cube Institutional and Cube Affiliates are under common ownership and control. I further acknowledge and understand that by retaining Cube Institutional, I am providing an indirect financial benefit to the owners of Cube Affiliates. Understanding the common ownership and control of the companies, I agree to utilize the services of Cube Institutional freely and with no influence from anyone. I also understand and agree that Cube Institutional may share Client Data with any Cube Affiliate for the purpose of facilitating additional optional services to participate in a network of services offered by Cube Institutional, and Cube Affiliates. I acknowledge and understand that any referrals for services among Cube Institutional and Cube Affiliates may result in the owners of the referring company receiving an indirect financial benefit from the services provided.

ON BEHALF OF EACH CLIENT SET FORTH HERETO

By:	/s/ Jacob Cohen
Name:	Jacob Cohen
Title:	Manager and President
Company:	Mango DAT, LLC